Exhibit 3

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 13th day of November, 2017, by and among Mallinckrodt plc, MAK LLC and MEH Acquisition Co.

The parties to this Agreement hereby agree to jointly file on behalf of each of them a statement on Schedule 13D, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended, with respect to the common stock, par value $0.00001, of Ocera Therapeutics, Inc., a Delaware corporation. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: November 13, 2017

MAK LLC

By:	/s/ Kathleen A. Schaefer
Name:	Kathleen A. Schaefer
Title:	President

MEH ACQUISITION CO.

By:	/s/ Kathleen A. Schaefer
Name:	Kathleen A. Schaefer
Title:	President

MALLINCKRODT PLC

By:	/s/ Kathleen A. Schaefer
Name:	Kathleen A. Schaefer
Title:	Senior Vice President, Finance and Corporate Controller

[Signature page to Joint Filing Agreement]